Exhibit 99.1

Contact:	Sarah Clark
Wal-Mart Stores, Inc.
800-331-0085

Wal-Mart Vice Chairman John Menzer

Assumes the Responsibilities of Chief Administrative Officer

All three operating divisions will now report directly to CEO Lee Scott

BENTONVILLE, Ark., March 30, 2007 – Wal-Mart Stores, Inc. (NYSE: WMT) today announced that Vice Chairman John Menzer will assume the responsibilities of Chief Administrative Officer, solidifying his leadership of corporate strategic planning and many company-wide support functions.

“This will enable John to take a more active role in global procurement, an area of increasing strategic importance which John assumed in January,” said Lee Scott, president and CEO of Wal-Mart Stores, Inc. “He will play a critical role in leading our global procurement efforts which are key to improving the customer experience around the world through better merchandise and lower prices. Additionally, John will focus his time and attention on expanding our growing financial services business to benefit the underserved.”

Scott continued, “John will continue to oversee key administrative functions such as information systems, benefits, sustainability, compliance and corporate planning, in addition to providing an ongoing review of more effective and efficient capital expenditures.”

Additionally, Eduardo Castro-Wright, president and CEO of Wal-Mart Stores - U.S.A., who had previously reported to Menzer, will now report directly to Scott. The move puts all three of the company’s operating divisions – Wal-Mart, Sam’s Club and International – directly under Scott. “Under the leadership of Eduardo and his team this year, Wal-Mart Stores in the U.S. underwent more change in a shorter period of time than at any point in our history, while achieving record financial results,” said Scott. “It makes sense that the company’s largest operation reports to the CEO directly.”

  About Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s securities are listed on the New York Stock Exchange under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

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